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                                                                  EXHIBIT 10.16

                      [LETTERHEAD OF DOUGHTY HANSON & CO.]

The Directors
Knowles Electronics Inc
1151 Maplewood Drive
Itasca, Illinois
60143
                                                                    28 June 1999

Dear Sirs

SERVICE AGREEMENT

We refer to the Recapitalisation Agreement dated 23rd June 1999 in relation to which Doughty Hanson & Co Managers Limited ("DHCM") has agreed to assist you, and you have agreed to work exclusively with DHCM in the recapitalisation (the "Recapitalisation") of certain businesses comprising the Knowles Electronics Inc ("the Recapitalised Businesses"). For arranging the purchase of shares or assets in various legal entities, we have undertaken to negotiate the details of the sale and purchase agreement with Knowles family ("the Vendor") at a purchase price of US$530 million.

In consideration of DHCM providing these services to Knowles Electronics Inc, we would now like to confirm our agreement concerning the fees to be paid to DHCM upon the successful completion of the Recapitalisation.

1. Knowles Electronics Inc intends to acquire 90% of the Vendor's interests in the Recapitalised Businesses.

2. DHCM has undertaken to provide Knowles Electronics Inc with the following services:

      - Advising and supervising the financial, commercial, environmental, tax and insurance due diligence of the business to be acquired using third party advisors where appropriate;

      - Supervising the applications to the individual jurisdictions for competition authorities clearance;

      - Advising on the setting up of appropriate management incentive arrangements for senior management;

      - Mediating and arranging the purchase of the business activities as described above including negotiating Letters of Intent, Purchase Contract, and agreeing all associated documentation with the Vendor; and

      - Advising and assisting in the establishment of an appropriate tax structure for Knowles Electronics Inc and its subsidiaries.
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                                     [LOGO]
                                     DOUGHTY
                                     HANSON
                                      & CO

3. Knowles Electronics Inc has agreed to pay DHCM a flat fee for the services mentioned above at an amount of US$3million (plus VAT if applicable). This fee shall be due to DHCM only upon a successful completion of the Recapitalisation, and is subject to the provisions below.

      The fee shall become due and payable at the completion of the Recapitalisation.

4. Knowles Electronics Inc has undertaken and agreed that it will fully reimburse DHCM for its out-of-pocket expenses (including VAT to the extent that it is non-recoverable for DHCM); however, out-of-pocket expenses (including non-recoverable VAT) shall only be chargeable insofar as the aggregate amount of such expenses exceeds the fee payable above. Knowles Electronics Inc has agreed to pay such an amount either in total or in instalments when invoiced.

5. In addition, Knowles Electronics Inc has agreed that it will fully reimburse DHCM for all expenses of all professional advisers engaged by DHCM for the purpose of undertaking the activities listed above and otherwise in connection with the Recapitalisation (including VAT to the extent that it is non-recoverable for DHCM). Knowles Electronics Inc will pay such expenses either in total or in instalments when invoiced. For the avoidance of doubt, DHCM's professional advisers shall include, inter alia, PricewaterhouseCoopers (financial due diligence and tax); Environmental Resource Management (environmental due diligence); Kirkland & Ellis (Co-ordination of legal due diligence, senior facilities documentation, Recapitalisation documentation, shareholders agreement documentation subordinated loan documentation); Willis Coroon (insurance due diligence); Frost & Sullivan (technical due diligence) and such other legal, tax, accounting, environmental and other consultant professional advisers as DHCM may engage from time to time in the course of the Recapitalisation.

6. DHCM has undertaken and will continue to undertake to keep secret and confidential all information which we have received or which we will receive in rendering services stipulated under this agreement except as required under DHCM's obligations relating to Doughty Hanson & Co Funds.

7. Knowles Electronics Inc has agreed and confirms such agreement that in fulfilling its obligations under this agreement, DHCM is entitled to enter into sub-contractor agreements with third parties to which DHCM passes over its confidentiality obligations as mentioned above.

8.    This agreement is governed by the laws of England.
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                                     [LOGO]
                                     DOUGHTY
                                     HANSON
                                      & CO

Please signify your agreement to the above terms by countersigning the attached copy of this letter and sending the signed version back to us.


/s/ Ken Terry
For and on behalf of
Doughty Hanson & Co Managers Limited

We agree with the contents of this letter


/s/ Reg G. Garratt
Knowles Electronics Inc